I.D. SYSTEMS, INC.
                           --------------------------









                          Notice of 2000 Annual Meeting
                                       and
                                 Proxy Statement















Thursday, June 1, 2000
at 10:00 a.m.
At the offices of the Company
One University Plaza
Hackensack, New Jersey  07601

                               I.D. Systems, Inc.
                              One University Plaza
                          Hackensack, New Jersey 07601









                                                                  April 30, 2000




Dear Shareholder:

     On behalf of the Board of Directors and management, I cordially invite you to attend the 2000 Annual Meeting of Shareholders to be held on Thursday, June 1, 2000 at 10 a.m. Eastern Daylight Time, at the offices of I.D. Systems, Inc. (the "Company") at One University Plaza, Hackensack, New Jersey 07601.

     The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon.

     In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity for questions of general interest to the shareholders.

     It is important that your shares be represented at the meeting. Whether or not you plan to attend in person, you are requested to vote, sign, date and promptly return the enclosed proxy in the self-addressed envelope provided.


                                                      Sincerely,


                                                      Kenneth S. Ehrman
                                                      President

                               I.D. Systems, Inc.
                              One University Plaza
                          Hackensack, New Jersey 07601





                  NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS



To the Shareholders of I.D. Systems, Inc.:

     Notice is hereby given that the 2000 Annual Meeting of Shareholders of I.D. Systems, Inc. (the "Company") will be held at the offices of the Company, located at One University Plaza, Hackensack, New Jersey 07601 on Thursday, June 1, 2000 at 10:00 a.m. Eastern Daylight Time for the following purposes:

     1. To elect six (6) Directors, the names of whom are set forth on the accompanying proxy statement, to serve until the 2001 Annual Meeting of Shareholders.

     2. To ratify the appointment of Richard A. Eisner & Company, LLP as independent auditors of the Company for 2000.

     3. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on April 14, 2000 are the only shareholders entitled to notice of and to vote at the 2000 Annual Meeting of Shareholders and any adjournments thereof.

     Whether you expect to attend the meeting or not, please vote, sign, date and return the enclosed proxy in the self-addressed envelope provided as promptly as possible. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy.

By order of the Board of Directors


Martin G. Rosansky
Secretary

April 30, 2000

                               I.D. Systems, Inc.
                              One University Plaza
                          Hackensack, New Jersey 07601

                                                                  April 30, 2000

                                 Proxy Statement

                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of I.D. Systems, Inc., a Delaware corporation (the "Company"), to be used at the 2000 Annual Meeting of Shareholders (the "2000 Annual Meeting") to be held at the Company's offices, located at One University Plaza, Hackensack, New Jersey 07601, on Thursday, June 1, 2000 at 10:00 a.m. Eastern Daylight Time, and all adjournments thereof.

     The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons will be borne by the Company. The Company does not intend to solicit proxies otherwise than by mail, but certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company's 1999 Annual Report, including financial statements, the Proxy Statement and form of proxy/voting instruction card (the "proxy card" or "proxy") are being mailed to the Company's shareholders of record at the close of business on April 14, 2000. These documents shall be mailed on or about April 30, 2000.

     A shareholder signing and returning a proxy on the enclosed form has the power to revoke it at any time before the shares subject to such proxy are voted by notifying the Secretary of the Company in writing. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such instructions. If a shareholder fails to so specify with respect to such proposals, the proxy will be voted FOR Proposals No. 1. and No. 2.

Outstanding Voting Securities

     Only shareholders of record at the close of business on April 14, 2000 are entitled to vote at the 2000 Annual Meeting. On that day, there were 5,720,625 shares of Common Stock outstanding.

     If a quorum is present, in person or by proxy, all elections for Directors shall be decided by plurality of the votes cast in respect thereof. If no voting direction is indicated on the proxy cards, the shares will be considered votes for the nominees. In accordance with Delaware law, shareholders entitled to vote for the election of Directors can withhold authority to vote for all nominees for Directors or can withhold authority to vote for certain nominees for Directors.

     Abstentions may be specified on all proposals submitted to a shareholder vote other than the election of Directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding the proposal on which the abstention is noted. Abstentions on the Company's proposal to ratify the appointment of the independent auditors will not have any effect for or against such proposal.

     Brokers holding shares of the Company's Common Stock in street name who do not receive instructions are entitled to vote on the election of Directors and the ratification of the appointment of the independent auditors. Under applicable Delaware law, "broker non-votes" on any other non-routine proposal (where a broker submits a proxy but does not have authority to vote a customer's shares on such proposal) would not be considered entitled to vote on that proposal and would not be counted in determining whether such proposal receives a majority of the shares entitled to vote at the 2000 Annual Meeting.

Shareholders' Proposals for Next Annual Meeting

     Shareholders' proposals intended to be presented at the 2001 Annual Meeting of Shareholders (the "2001 Annual Meeting") must be received by the Company no later than February 28, 2001 for inclusion in the Company's proxy statement and form of proxy for that meeting.

     Execution of the accompanying proxy card will not affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted.

Proposal No. 1.

Election of Directors

     Six (6) directors will be elected at the 2000 Annual Meeting to serve for a term of one year, until the 2001 Annual Meeting and until their successors have been duly elected and have qualified. If any nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee. The names of the nominees for directors of the Company whose terms of office will continue after the 2000 Annual Meeting are listed below.

     Kenneth S. Ehrman, 30, is a founder of the Company and has been its President and a Director since inception in 1993. He graduated from Stanford University in 1991 with a Bachelor of Science in Industrial Engineering after studying Management, Production and Finance. Upon his graduation, and until the inception of the Company in 1993, Mr. Ehrman worked as a production manager with a Silicon Valley networking company. Mr. Ehrman is the brother of Michael L. Ehrman, the Company's Executive Vice President of Engineering.

     Jeffrey M. Jagid, 31, has been Chief Operating Officer, General Counsel and a Director since joining the Company in 1995. Mr. Jagid received a Bachelor of Business Administration from Emory University in 1991 and a Juris Doctor degree from the Benjamin N. Cardozo School of Law in 1994. Prior to joining the Company, Mr. Jagid was a corporate litigation associate at the law firm of Tannenbaum Helpern Syracuse & Hirschtritt LLP, in New York City. He is a member of the Bar of the States of New York and New Jersey. Mr. Jagid is Bruce Jagid's son.

     N. Bert Loosmore, 30, is a founder of the Company and has served as its Executive Vice President of Technology since August 1999. Prior to that, since inception, he served as the Company's Executive Vice President of Engineering. Mr. Loosmore has been a Director of the Company since inception. He graduated from Stanford University in 1991 with a Bachelor of Science in Electrical Engineering after concentrating on computer hardware and software, including microprocessor design. From 1991 to 1992, he worked at International Business Machines, Inc. as a Design and Test Engineer and later as a Production Engineer. From 1992 until the Company's inception, Mr. Loosmore was a Production Engineer at a Silicon Valley networking company.

     Bruce Jagid, 60, is a founder of the Company and has served as its Treasurer and as a Director since its inception. Mr. Jagid served as Chairman of the Board of Directors of Ultralife Batteries, Inc., a public company devoted to the development and manufacture of primary and secondary lithium battery systems, from March 1991 to January 1999; served as its Chief Executive Officer from January 1992 to January 1999 and currently serves as a director. Prior to Mr. Jagid's involvement with Ultralife, he co-founded Power Conversion Inc. and was its President until January 1989. Mr. Jagid received his Bachelor of Science in Mechanical Engineering from the City College of New York and obtained his masters degree in Mechanical Engineering from Rensselaer Polytechnic Institute. Mr. Jagid is Jeffrey M. Jagid's father.

     Martin G. Rosansky, 60, is a founder of the Company and has served as its Secretary and as a Director since inception. In March 1991, Mr. Rosansky co-founded and served as the Vice Chairman of Ultralife Batteries, Inc. Prior to Mr. Rosansky's involvement in Ultralife, he co-founded Power Conversion, Inc. and was its Chairman of the Board, Secretary and Treasurer from 1970 to January 1989. Mr. Rosansky earned a Bachelor of Science in Mechanical Engineering from Polytechnic Institute of Brooklyn in 1960.

     Lawrence Burstein, 56, has served as a Director of the Company since June 1999. Since March 1996, Mr. Burstein has served as President and a director of Unity Venture Capital Associates, Ltd., a private investment company. From January 1982 to March 1996, Mr. Burstein was Chairman of the Board and a principal stockholder of Trinity Capital Corporation, a private investment company. Mr. Burstein is also a director of THQ, Inc., Brazil Fast Food Corp., CAS Medical Systems, Inc., Quintel Communications, Inc. and Medical Nutrition Inc. Mr. Burstein received a Bachelor of Arts in Economics from the University of Wisconsin and a Bachelor of Law from Columbia Law School.

     The Board of Directors of the Corporation recommends a vote FOR the slate of director nominees. The vote of a plurality of shares, present in person or represented by proxy at the Annual Meeting and entitled to vote, is required to elect each of the Directors.

The Board of Directors

     The Board of Directors is responsible for the management and direction of the Company and for establishing broad corporate policies. Members of the Board of Directors are kept informed of the Company's business through various documents and reports provided by the Chairman and other corporate officers, and by participating in Board of Directors and committee meetings. Each Director has access to all books, records and reports of the Company, and members of management are available at all times to answer their questions. The Board of Directors held three meetings between June 30, 1999, the date on which the Company completed the initial public offering of its shares, and December 31, 1999. Each Director attended all of these meetings.

     The Audit Committee recommends engagement of independent auditors, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors' report, considers comments made by the independent auditors with respect to the Company's internal control structure, and reviews internal accounting procedures and controls with the Company's financial and accounting staff. The Audit Committee, composed of Messrs. Burstein, Rosansky and B. Jagid, held three meetings during the period from June 30, 1999 until December 31, 1999.

     The Compensation Committee sets policies that govern executives' annual compensation and long-term incentives, reviews management performance, development and compensation, determines option grants and administers the Company's incentive plans. The Compensation Committee, composed of Messrs.
Burstein, Rosansky and B. Jagid, held two meetings during the period from June 30, 1999 until December 31, 1999.

                               OWNERSHIP OF SHARES

     The following table contains information relating to the beneficial ownership of Common Stock as of April 14, 2000 by each person or entity who is known by the Company to beneficially own five percent or more of the Common Stock; each director and executive officer of the Company; and all directors and executive officers of the Company as a group. Information as to the number of shares of Common Stock owned and the nature of ownership has been provided by these individuals and is not within the direct knowledge of the Company. Unless otherwise indicated, the named individuals possess sole voting and investment power with respect to the shares listed. The following information has been furnished to the Company or is based on Schedules 13D, or any amendments thereto, received by the Company as filed with the Commission.

  Name of Beneficial Owners (1)                   Number of Shares    Percent(2)
  --------------------------                      ----------------    ----------

Kenneth Ehrman ..................................     565,213(3)        9.74%

N. Bert Loosmore ................................     581,875(4)       10.03%

Bruce Jagid .....................................     532,825(5)        9.22%

Martin Rosansky .................................     568,663(6)        9.84%

Michael Ehrman ..................................     209,650(7)        3.58%

Jeffrey M. Jagid ................................     255,375(8)        4.37%

President and Fellows of Harvard College ........     375,000(9)        6.60%

All directors and executive officers
as a group (6 persons) ..........................   2,713,601(10)      43.38%

-------------------

(1) Unless otherwise indicated, the address for each named individual or group is in care of the Company, Inc., One University Plaza, 6th Floor Hackensack, NJ 07601.

(2) Unless otherwise indicated, the Company believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days after April 14, 2000 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days after April 14, 2000 have been exercised and converted.

(3) Includes 81,250 shares of common stock underlying options granted to Mr. Ehrman pursuant to the Company's 1995 Employee Stock Option Plan and exercisable within sixty days after April 14, 2000.

(4) Includes 81,250 shares of common stock underlying options granted to Mr. Loosmore pursuant to the Company's 1995 Employee Stock Option Plan and exercisable within sixty days after April 14, 2000.

(5) Includes 58,125 shares of common stock underlying options granted to Mr. Jagid pursuant to the Company's 1995 Employee Stock Option Plan and exercisable within sixty days after April 14, 2000.

(6) Includes 58,125 shares of common stock underlying options granted to Mr. Rosansky pursuant to the Company's 1995 Employee Stock Option Plan and exercisable within sixty days after April 14, 2000.

(7) Includes 128,125 shares of common stock underlying options granted to Mr. Ehrman pursuant to the Company's 1995 Employee Stock Option Plan and exercisable within sixty days after April 14, 2000.

(8) Includes 128,125 shares of common stock underlying options granted to Mr. Jagid exercisable within sixty days after April 14, 2000.

(9) Its principal office is c/o Harvard Management company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.

(10) Includes 535,000 shares of common stock underlying options granted to such individuals pursuant to the Company's 1995 Employee Stock Option Plan and exercisable within sixty days after April 14, 2000.

                             EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation paid or accrued, for the fiscal years ended December 31, 1999, 1998 and 1997, for the Company's President and other officers whose total cash compensation exceeded $100,000 for services rendered to the Company for the fiscal year ended December 31, 1999 (the "Named Officers").

                                                                                 Long-Term
                                              Annual Compensation          Compensation Awards ($)
-------------------------------------------------------------------------- --------------------------
Name and                                                                 Restricted     Securities
Principal                                                                   Stock       Underlying
Position                         Year       Salary($)      Bonus($)         Award     Options/SARs(#)
-----------------------------------------------------------------------------------------------------
                                 1999       $114,500       $12,000            --            --
Kenneth S. Ehrman,               1998       $ 80,000       $40,000            --            --
President                        1997       $ 65,000            --            --            --
-----------------------------------------------------------------------------------------------------
Jeffrey M. Jagid,
Chief Operating                  1999       $114,500       $12,000            --            --
Officer and                      1998       $ 80,000       $40,000            --            --
General Counsel                  1997       $ 65,000            --            --            --
-----------------------------------------------------------------------------------------------------
N. Bert Loosmore,                1999       $109,000       $24,000            --            --
Executive Vice President of      1998       $ 80,000       $40,000            --            --
Technology                       1997       $ 65,000            --            --            --
-----------------------------------------------------------------------------------------------------
Michael L. Ehrman,               1999       $109,000       $24,000            --            --
Executive Vice President of      1998       $ 80,000       $40,000            --            --
Engineering                      1997       $ 65,000            --            --            --
-----------------------------------------------------------------------------------------------------
Ned Mavrommatis                                                               --            --
Chief Financial Officer          1999(1)    $ 34,000            --            --            --
-----------------------------------------------------------------------------------------------------

(1) Mr. Mavrommatis joined the Company in August 1999; his annualized salary would have been $100,000.

                Aggregated Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values

     Presented below is information with respect to unexercised stock options to purchase the Company's Common Stock held by each Named Officer as of December 31, 1999.

                                                                      Unexercised                 Value of
                                                                      Number of Securities        In-the-Money
                                                                      Underlying Unexercised      Options at
                                                                      Options                     December 31,
                                                                      at December 31, 1999 (#)    1999($)
                      Shares Acquired on                              Exercisable/                Exercisable/
 Name                 Exercise (#)          Value Realized ($)        Unexercisable               Unexercisable
-----------------------------------------------------------------------------------------------------------
Kenneth S. Ehrman          168,750              $  761,000              81,250/87,500             $374,000/387,000

Jeffrey M. Jagid           278,125              $1,213,000            128,125/150,000             $559,000/654,000

N. Bert Loosmore           168,750              $  761,000              81,250/87,500             $374,000/387,000

Michael L. Ehrman          278,125              $1,248,000            128,125/150,000             $587,000/661,000

Ned Mavrommatis             40,000              $   58,000                   0/40,000                    $0/58,000

     Directors' Compensation

     The Company reimburses its directors for reasonable travel expenses incurred in connection with their activities on behalf of the Company but does not pay its directors any fees for board participation.

     Non-employee directors are entitled to participate in the Company's 1999 Director Option Plan. A total of 300,000 shares of Common Stock have been reserved for issuance under the plan. The plan provides for the automatic grant of 15,000 shares to each non-employee director at the time he or she is first elected to the board of directors and an automatic grant of an option to purchase 5,000 shares on the first day of each fiscal quarter, if on such date he or she has served on the board for at least six months. Each option grant under the plan has a term of 10 years and vests on a cumulative monthly basis over a four-year period. The exercise price of all options equals the fair market value of the Common Stock on the date of grant.

     Employee directors are entitled to participate in the Company's 1999 Stock Option Plan. A total of 812,500 shares have been reserved for issuance under the plan. The plan provides for grants of incentive stock options and non-qualified stock options. Options can be granted under the plan on terms and at prices as determined by the Board of Directors, or a committee of the Board of Directors, except that the exercise price of incentive options will not be less than the fair market value of common stock on the date of grant. In the case of an incentive stock option granted to a stockholder who owns more than 10% of the total combined voting power of all classes of the Company's stock, the per share exercise proceeds will not be less than 110% of the fair market value on the date of grant. The aggregate fair market value, determined on the date of grant, of the shares covered by incentive stock options granted under the plan that become exercisable by a grantee for the first time in any calendar year is subject to a $100,000 limit. As of December 31, 1999, no grants were made to directors under this plan.

     Certain Relationships and Related Transactions

     During the years ended December 31, 1998 and 1999, the Company purchased approximately $33,000 and $262,000, respectively, of components from a company where two of the Company's directors were directors in 1998 and one of the Company's directors continued to be a director. Additionally, at December 31, 1999, $95,000 remained open under a purchase order issued in 1998.

     The Company believes that these transactions were fair and reasonable to it and were on terms no less favorable than could have been obtained from unaffiliated third parties. The Company cannot offer assurance, however, that future transactions or arrangements between it and affiliates will continue to be advantageous to the Company, that conflicts of interest will not arise with respect thereto, or that if conflicts do arise, they will be resolved in a manner favorable to the Company. Any such future transactions will be on terms no less favorable to the Company than could be obtained from unaffiliated parties and will be approved by the Company's compensation committee.

     Employment Contracts, Termination of Employment and Change in Control Arrangements

     In June 1999, the Company entered into three-year employment agreements, renewable upon mutual agreement, with Kenneth Ehrman, Jeffrey Jagid, N. Bert Loosmore and Michael Ehrman. Pursuant to the agreements, Messrs. Ehrman and Jagid are each entitled to base salaries of $108,000 and Messrs. Loosmore and Ehrman are each entitled to base salaries of $96,000. Each employment agreement also provides for a bonus as determined by the Board of Directors and for options under the Company's 1999 Stock Option Plan.

     In the event of change in control of the Company, each employee is entitled to a lump sum payment equal to the greater of one year's salary or the base salary and benefits that would have been received by the employee if he had remained employed by the Company the remainder of the three year term.

     The employment agreements may be terminated for cause and contain confidentiality and non-competition provisions prohibiting the employee from competing against the Company and disclosing trade secrets and other proprietary information.

     Indemnification for Certain Liabilities

     The By-Laws of the Company provide that the Company may indemnify its directors and officers to the fullest extent permitted by the laws of the Delaware General Corporation Law against all expenses, liability and loss (including attorneys' fees, judgment, fines and amounts paid in settlement) incurred by them in any action, suit or proceeding arising out of certain of their actions or omissions in their capacities as directors or officers. Article Seven of the Company's Restated Certificate of Incorporation provides that, with certain exceptions, no director of the Company may be liable to the Company for monetary damages as a result of a breach of his fiduciary duties as a director. The Company has acquired directors' and officers' liability insurance for its directors and officers.

     The Delaware Supreme Court has held the directors' duty of care to a corporation and its shareholders requires the exercise of an informed business judgment. Having become informed of all material information reasonably available to them, directors must act with requisite care in the discharge of their duties. The Delaware General Corporation Law permits a corporation through its certificate of incorporation to exonerate its directors from personal liability to the corporation or its shareholders for monetary damages for a breach of their fiduciary duty of care as a director, with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, improper declaration of dividends and transactions from which the director derived an improper personal benefit. As noted above, the Company's Restated Certificate of Incorporation exonerates its directors, acting in such capacity, from monetary liability to the extent permitted by this statutory provision. This limitation of liability provision does not eliminate a shareholder's right to seek non-monetary, equitable remedies such as an injunction or rescission in order to redress an action taken by directors. However, as a practical matter, equitable remedies may not be available in all situations, and there may be instances in which no effective remedy is available.

Proposal No. 2.

Ratification of Appointment of Independent Auditors

     Subject to ratification by the shareholders, the Board of Directors has reappointed Richard A. Eisner & Company, LLP as independent accountants to audit the financial statements of the Company for the current fiscal year.

     Representatives of the firm of Richard A. Eisner & Company, LLP are expected to be present at the 2000 Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

     The Board of Directors unanimously recommends that the shareholders vote FOR approval of this proposal. The affirmative vote of the majority of the votes cast at the 2000 Annual Meeting is required for the ratification of this selection.

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     Other Matters

     As of the date of this proxy statement, the Board of Directors is not informed of any matters, other than those stated above, that may be brought before the meeting. The persons named in the enclosed form of proxy or their substitutes will vote with respect to any such matters in accordance with their best judgment.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE PREPAID ENVELOPE PROVIDED, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

By order of the Board of Directors,

Martin G. Rosansky
Secretary


Dated:  April 30, 2000